                                                                  Exhibit (d)(2)




                             SHAREHOLDERS' AGREEMENT


                                      AMONG


                                   MISYS PLC,

                                  KIRSTY, INC.,

                           SUNSHINE ACQUISITION CORP.


                                       AND


             The Shareholders of SUNQUEST INFORMATION SYSTEMS, INC.
                      listed on Schedule A attached hereto




                            Dated as of June 24, 2001

                             SHAREHOLDERS' AGREEMENT

         SHAREHOLDERS' AGREEMENT, dated as of June 24, 2001, among Misys PLC, a public limited company incorporated under the laws of England ("Parent"), Kirsty Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("U.S. Parent"), SUNSHINE ACQUISITION CORP., a Pennsylvania corporation and a direct wholly owned subsidiary of U.S. Parent ("Acquisition Sub"), and the individual and trusts listed on Schedule A attached hereto (each, a "Shareholder" and, collectively, the "Shareholders").

         WHEREAS, Parent, U.S. Parent, Acquisition Sub and SUNQUEST INFORMATION SYSTEMS, INC., a Pennsylvania corporation (the "Company"), propose to enter into an Agreement for Tender Offer and Merger, dated as of the date hereof (as the same may be amended, modified or supplemented, the "Acquisition Agreement"), providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Acquisition Agreement, the "Offer") by Acquisition Sub for all of the outstanding shares of common stock, no par value, of the Company (the "Common Stock") at a price of $24 per share (the "Offer Price"); and (ii) Parent's and U.S. Parent's agreement to cause Acquisition Sub to be merged with and into the Company (the "Merger") promptly after the consummation of the Offer, upon the terms and subject to the conditions set forth in the Acquisition Agreement (the price per share to be received in the Merger shall hereinafter be referred to as the "Merger Consideration"); and

         WHEREAS, each Shareholder owns the number of shares of Common Stock (and the number of options to purchase shares of Common Stock) set forth opposite his or its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Shareholders after the date hereof and during the term of this Agreement, including, without limitation, through the exercise, conversion or exchange of then-outstanding options, warrants and other rights to purchase, or other securities convertible into or exchangeable for, Company Common Stock, including any Shares issuable pursuant to the Company's Stock Incentive Plan of 1996, as amended, being collectively referred to herein as the "Subject Shares");

         WHEREAS, as an essential condition and inducement to their willingness to enter into the Acquisition Agreement, Parent, U.S. Parent and Acquisition Sub have requested that each Shareholder enter into this Agreement, and each Shareholder has agreed to do so;

         WHEREAS, the Board of Directors of the Company has approved the terms and conditions of this Agreement and the transactions contemplated herein; and

         WHEREAS, capitalized terms used herein without definition shall have the respective meanings specified therefor in the Acquisition Agreement.


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
         NOW, THEREFORE, to induce Parent, U.S. Parent and Acquisition Sub to enter into, and in consideration of their entering into, the Acquisition Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. Representations and Warranties. (a) Of Each Shareholder. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent, U.S. Parent and Acquisition Sub as of the date hereof in respect of himself or itself as follows:

                  (i) Authority. The Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered and, in the case of each Shareholder which is a trust, validly authorized, executed and delivered, by the Shareholders and constitutes the valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms. Neither the execution and delivery by the Shareholder of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will violate or conflict in any material respect with, result in a breach of any material provision of or constitute a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Shareholder is a party or by which the Shareholder is bound. No trust of which such Shareholder is a trustee requires the consent of any beneficiary (except to the extent that such beneficiary is also a trustee) to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

                  (ii) The Subject Shares. The Shareholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and valid title to, the Subject Shares set forth opposite his or its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever, other than pursuant to this Agreement. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto. The Shareholder who is an individual has the sole right to vote the Subject Shares owned by him. Each Shareholder which is a trust has the sole right to vote the Subject Shares owned by such trust in accordance with the terms of the respective trust agreement. None of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. The Shareholder has full right, power and authority to sell, transfer and deliver the Subject Shares to be tendered for sale pursuant to Section 2 of this Agreement.


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
         (b) Of Parent, U.S. Parent and Acquisition Sub. Parent, U.S. Parent and Acquisition Sub each hereby represents and warrants to each Shareholder that it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and the Acquisition Agreement. This Agreement has been duly and validly authorized, executed and delivered by each of Parent, U.S. Parent and Acquisition Sub and constitutes the valid and binding obligation of each of Parent, U.S. Parent and Acquisition Sub enforceable against each of Parent, U.S. Parent and Acquisition Sub in accordance with its terms. Neither the execution and delivery by each of Parent, U.S. Parent and Acquisition Sub of this Agreement nor the consummation by each of Parent, U.S. Parent and Acquisition Sub of the transactions contemplated hereby will: (a) violate or conflict in any material respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any payment or other obligations pursuant to, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which each of Parent, U.S. Parent and Acquisition Sub is a party, by which each of Parent, U.S. Parent and Acquisition Sub or any of its properties is bound, or under which each of Parent, U.S. Parent and Acquisition Sub or any of its properties is entitled to a benefit; (b) other than the filings required under the HSR Act or any Securities Act or Exchange Act filings, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity; or (c) violate in any material respect any Laws applicable to each of Parent, U.S. Parent and Acquisition Sub.

         2. Tender of Subject Shares. Each Shareholder hereby severally agrees that such Shareholder will validly tender for sale (or cause the record owner of such Subject Shares to validly tender for sale) (and not withdraw) pursuant to and in accordance with the terms of the Offer all of his or its Subject Shares; provided that such Subject Shares may be withdrawn solely to facilitate the exercise of the Purchase Option (as defined below). Such tender of Subject Shares shall be made no later than the fifth business day after commencement of the Offer (or, the earlier of the expiration date of the Offer and the fifth business day after such Subject Shares are acquired by such Shareholder if the Shareholder acquires Subject Shares after the date hereof). Upon the purchase by Acquisition Sub of all of such Subject Shares pursuant to the Offer in accordance with this Section 2, this Agreement will terminate as it relates to such Shareholder. In the event, notwithstanding the provisions of the first sentence of this Section 2, any such Subject Shares are for any reason withdrawn from the Offer or not purchased pursuant to the Offer, such Subject Shares will remain subject to the terms of this Agreement. Each Shareholder acknowledges that Acquisition Sub's obligation to accept for payment and pay for the Subject Shares tendered in the Offer is subject to all of the terms and conditions of the Offer.

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
         3. Purchase Option. (a) Each Shareholder hereby grants to Acquisition Sub an irrevocable option (the "Purchase Option") to purchase for cash, in the manner set forth in this Section 3, all of the Subject Shares (including Subject Shares acquired after the date hereof by such Shareholder) beneficially owned by such Shareholder at a price (the "Exercise Price") per share equal to the Offer Price. At any time prior to the termination of the Purchase Option hereunder, Acquisition Sub (or an affiliate of Acquisition Sub) may exercise the Purchase Option if, but only if, the Acquisition Agreement is terminated pursuant to
Section 8.01(e) or 8.01(f) thereof.

         (b) Acquisition Sub shall exercise the Purchase Option by giving written notice (the "Exercise Notice") to the Shareholder within ten business days after the Purchase Option becomes exercisable; provided that if the Purchase Option cannot be exercised by reason of any applicable judgment, decree, order, injunction, law or regulation, the Purchase Option shall be exercisable for the ten business day period commencing on the date such impediment to exercise has been removed or has become final and not subject to appeal, but in no event shall the Purchase Option be exercisable after 45 days following the Termination Date (as defined in the Acquisition Agreement, as amended from time to time). The Exercise Notice shall specify the place and date (not earlier than three nor later than ten business dates from the date of the Exercise Notice) for closing such purchase (a "Closing"). Acquisition Sub's obligation to purchase the Subject Shares upon the exercise of the Purchase Option and each Shareholder's obligation to sell his, her or its Subject Shares upon the exercise of the Purchase Option are subject to the conditions that (i) no preliminary or permanent injunction or other order prohibiting the purchase, sale or delivery of the Subject Shares is in effect, (ii) the applicable waiting period required for the purchase of Subject Shares under the Hart-Scott-Rodino Act of 1976 will have expired and (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or other governmental entity, if any, required in connection with the purchase of the Subject Shares have been obtained or made.

         (c) At the Closing, (i) each Shareholder shall deliver to Acquisition Sub a certificate or certificates in definitive and proper form representing such Shareholders' Subject Shares and (ii) Acquisition Sub shall deliver to each Shareholder the aggregate Exercise Price for the Subject Shares so being purchased by wire transfer of immediately available funds.

         (d) If a Closing shall have occurred, and within six months of such Closing Acquisition Sub (or an affiliate thereof) sells to an unaffiliated third party some or all of the Shares acquired by Acquisition Sub at such Closing, Acquisition Sub (or an affiliate) shall, within five business days of such sale, pay over to the Shareholders an amount in cash equal to the Profit earned by Acquisition Sub (or its affiliate) in such sale. Such Profit shall be paid pro rata to those Shareholders whose Subject Shares were acquired at the Closing, based on the number of Subject Shares acquired by Acquisition Sub from each such Shareholder. For purposes of this Section 3(d), "Profit" means the product of


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
the number of Shares sold to such unaffiliated third party and the difference between the price per Share at which such Shares were sold and $24. This subsection (d) and the subsections (a), (b) and (c) above will survive the termination of this Agreement.

         4. Covenants of Each Shareholder. Until the termination of this Agreement in accordance with Section 8, each Shareholder severally and not jointly agrees as follows:

                  (a) The Shareholder shall not, during the term of this Agreement, (x) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, any or all of such Subject Shares or any interest therein or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Offer or the Merger or (y) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Acquisition Proposal and agrees not to commit or agree to take any of the foregoing actions.

                  (b) Such Shareholder shall not take any action to revoke or terminate any trust that is a Shareholder or take any other action which would be reasonably likely to restrict, limit, impede, prevent, nullify or frustrate in any way the transactions contemplated by this Agreement or by the Acquisition Agreement.

         5. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         6. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, or the acquisition of additional shares of Common Stock or other voting securities of the Company by any Shareholder, the number of Subject Shares listed in Schedule A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of the Company issued to or acquired by such Shareholder.

         7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties.


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
         8. Termination. Except as otherwise specifically provided herein and except for Section 3 which will survive any such termination, this Agreement will terminate upon the later of (i) the termination of the Acquisition Agreement in accordance with its terms or (ii) the date on which the Purchase Option may no longer be exercised as provided in Section 3. Notwithstanding the foregoing, this Agreement will terminate with respect to any Shareholder (but with respect only to such Shareholder) as soon as Acquisition Sub has irrevocably purchased all of such Shareholder's Subject Shares, whether upon consummation of the Offer, the Closing of the Purchase Option or otherwise.

         9.  General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if hand delivered or sent by overnight courier (providing proof of delivery) to Parent, U.S. Parent or Acquisition Sub in accordance with Section 9.05 of the Acquisition Agreement and to the Shareholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

                  (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                  (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Acquisition Agreement and the other documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to principles of conflict of laws thereof.


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
         10. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Shareholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in his or its capacity as an officer or director of the Company.

         11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Pennsylvania or in a Court of the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the Commonwealth of Pennsylvania or any Court of the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the Commonwealth of Pennsylvania or a Court of the Commonwealth of Pennsylvania and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

         12. Public Announcements. Each Shareholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Acquisition Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including, but not limited to, NASDAQ). Each Shareholder hereby agrees to permit Parent, U.S. Parent and Acquisition Sub to publish and disclose in the documents relating to the Offer his or its identity and ownership of shares of Common Stock and the nature of his or its commitments, arrangements and understandings under this Agreement.


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
                  IN WITNESS WHEREOF, Parent, U.S. Parent, Acquisition Sub and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                    MISYS PLC

                                    By:
                                        ----------------------
                                            Name:
                                            Title:


                                    KIRSTY, INC.

                                    By:
                                        ----------------------
                                            Name:
                                            Title:


                                    SUNSHINE ACQUISITION CORP.

                                    By:
                                        ----------------------
                                            Name:
                                            Title:


                                    --------------------------
                                    Sidney A. Goldblatt



                                    BRADLEY L. GOLDBLATT TRUST

                                    By:
                                        ----------------------

                                        ----------------------

                                        ----------------------
                                        Trustees

                                    CURTIS L. GOLDBLATT TRUST

                                    By: ____________________

                                        ____________________

                                        ____________________
                                        Trustees



                                    JODI BETH GOLDBLATT TRUST

                                    By: ____________________

                                        ____________________

                                        ____________________
                                        Trustees

                                   SCHEDULE A

          Name and Address                 Number of Subject Shares          Number of Subject Shares
                  of                                 of                            Subject to
             Shareholder                       Owned of Record                       Options
             -----------                       ---------------                       -------
1.  Dr. Sidney A. Goldblatt                       6,994,860                           45,000
    1243 Laurel View Drive
    Johnstown, PA 15905


2.  Bradley L. Goldblatt Trust                    1,636,380                            ____
    c/o 136 Third Street
    Pittsburgh, PA 15215

[the trustees of which are:
    Nina M. Dmetruk
    Bradley L. Goldblatt
    Dr. Sidney A. Goldblatt]


3.  Curtis S. Goldblatt Trust                    1,636,380                             ____
    c/o 136 Third Street
    Pittsburgh, PA 15215

the trustees of which are:
    Nina M. Dmetruk
    Bradley L. Goldblatt
    Dr. Sidney A. Goldblatt


4.  Jodi Beth Goldblatt Trust                     1,636,380                            ____
    c/o 136 Third Street
    Pittsburgh, PA 15215

the trustees of which are:
    Nina M. Dmetruk
    Jodi Beth Gottlieb
(formerly Goldblatt)
    Dr. Sidney A. Goldblatt